Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS, LTD.

COMPLETES SALE OF 6.325 MILLION SHARES OF COMMON STOCK

RALEIGH, NC, November 23, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP), a specialty pharmaceutical company, today announced it has closed its previously announced public offering of 5,500,000 shares of its common stock at a price of $21.00 per share. On November 18, 2009, Jefferies & Company, Inc., acting as the sole book-running manager of the offering, exercised in full its over-allotment option to purchase an additional 825,000 shares of common stock. The exercise of the option increased the size of the offering to an aggregate of 6,325,000 shares of common stock.

Salix received proceeds, net of offering expenses and underwriting discounts and commissions, of approximately $128.2 million. Salix offered the shares of its common stock sold in the offering pursuant to a Registration Statement on Form S-3 (Reg. No. 333-163151) filed with the Securities and Exchange Commission on November 17, 2009 and effective on November 17, 2009.

Salix intends to use the net proceeds from the offering for business development activities and other general corporate purposes.

Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on The NASDAQ Global Select Market under the ticker symbol “SLXP.”

Safe Harbor Statement Under

Please Note: This press release contains forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks related to our use of the net proceeds from the offering and the impact thereof on our growth; our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the SEC.